Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

This EXECUTIVE RETENTION AGREEMENT (the “Agreement”), made and entered into on the 3rd day of August 2011 (the “Effective Date”), is by and between ERIE INDEMNITY COMPANY, a Pennsylvania corporation with its principal place of business at 100 Erie Insurance Place, Erie, Pennsylvania 16530-0001 (the “Company”) and JAMES J. TANOUS, Executive Vice President, Secretary and General Counsel of the Company residing in Erie, Pennsylvania (the “Executive”).

RECITALS:

WHEREAS, the Executive is a key employee of the Company and currently holds the position of Executive Vice President, Secretary and General Counsel; and

WHEREAS, the Company and the Executive were parties to an employment agreement made effective as of April 30, 2007 (the “Employment Agreement”); and

WHEREAS, the Employment Agreement expired on April 29, 2010, and the Company and the Executive each agrees that it is in their respective best interest to provide for Executive’s continued employment with the Company through January 31, 2013.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Effective Date.

This Agreement shall become effective and enforceable upon the Effective Date as set forth above.

2. Retention Agreement.

(a)  The Executive agrees to remain a full-time employee of the Company in his current position of Executive Vice President, Secretary and General Counsel throughout the “Retention Period,” which shall begin on the Effective Date of this Agreement and end on the earliest of:

(i) The date of involuntary termination of Executive’s employment by the Company other than for “Cause,” as that term is defined in Section 2(e) below,

(ii) The separation from service by the Executive for “Good Reason” as that term is defined in Section 2(f) below, or

(iii) January 31, 2013, at which time the Executive shall resign as an officer and employee of the Company and each of its subsidiaries and affiliated companies and as a director of each subsidiary of the Company and each of its affiliated companies on whose Board of Directors he then serves, and Executive shall then be deemed a retired employee of the Company.

(b)  The Company retains the right to terminate the employment of the Executive with or without Cause.

(c)  If the Executive remains a full-time employee throughout the Retention Period, executes the Waiver and Release as provided in Section 4, and has complied with the Section 7 Confidentiality and Restrictive Period provisions and Section 10 Ongoing Cooperation provisions to date, the Executive shall be entitled at the end of the Retention Period to the payment set forth in Section 3(a) of this Agreement in accordance with any terms and conditions set forth in Section 3.

(d)  If, prior to the end of the Retention Period, the Executive’s employment terminates for any reason other than the reasons set forth under Sections 2(a)(i) through (iii) above, he shall not be entitled to the payment set forth in Section 3(a) of this Agreement.

(e) For purposes of this Agreement, “Cause” shall mean any of the following conduct by the Executive:

(i) The deliberate and intentional breach of any material provision of this Agreement, which breach Executive shall have failed to cure within thirty (30) days after Executive’s receipt of written notice from the Company specifying the specific nature of the Executive’s breach;

(ii) The deliberate and intentional engaging by Executive in gross misconduct that is materially and demonstrably inimical to the best interests, monetary or otherwise, of the Company; or

(iii) Conviction of a felony or conviction of any crime involving moral turpitude, fraud or deceit.

For purposes of this definition, no act, or failure to act, on the Executive’s part shall be considered “deliberate and intentional” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

(f) For purposes of this Agreement, “Good Reason” shall mean any of the following conduct of the Company, unless the Executive shall have consented to the conduct in writing:

(i) The Company’s material diminution of the Executive’s base compensation;

(ii) The Company’s material diminution of the Executive’s authority, duties or responsibilities; or

(iii) The Company’s material change (defined as changing Executive’s principal place of employment by more than 35 miles) in the geographic location at which Executive must perform services.

However, Good Reason shall not exist with respect to conduct described above unless:

(A) Within thirty (30) days after such conduct occurs, the Executive gives the Board of Directors written notice specifying how the conduct constitutes Good Reason;

(B) The Company does not correct or remedy the conduct within thirty (30) days of receipt of notice from the Executive; and

(C) Within 30 days following such failure to correct or remedy the conduct, the Executive gives the Board of Directors written notice of his termination of employment.

3. Retention Payment.

(a)  In consideration of the execution and performance of this Agreement by the Executive, and subject to Section 3(b) below, if the Executive is employed throughout the Retention Period, executes the Waiver and Release as provided in Section 4, and has complied with the Section 7 Confidentiality and Restrictive Period provisions and Section 10 Ongoing Cooperation provisions to date, the Executive will receive from the Company a lump-sum payment on August 1, 2013, of seven hundred and fifty thousand dollars ($750,000).

(b)  The payment under Section 3(a) shall be subject to applicable deductions. For the purposes of this Agreement, “applicable deductions” shall include, but shall not be limited to, any federal, state, or local taxes determined by the Company to be required to be withheld from amounts paid to the Executive pursuant to this Agreement or otherwise due from the Company, and any other amounts that the Company may be legally required to deduct.

4. Executive’s Waiver and Release.

(a) Prior to payment of the amount set forth in Section 3(a) above, the Executive shall execute a Waiver and Release that is substantially in the same form as shown in Exhibit 1 attached to this Agreement (the “Release”). Not later than thirty (30) days following the end of the Retention Period, the Company shall deliver the Release to the Executive for his signature. If the Executive fails to sign the Release within the thirty (30) day period following its delivery to him, the Executive shall forfeit all rights to payment under Section 3(a). Notwithstanding any provision of this Agreement to the contrary, if the time period set forth in this Section 4(a) begins in one taxable year of the Executive and ends in a subsequent taxable year, any payment scheduled to be made under this Agreement will commence in such subsequent taxable year of the Executive.

(b) The Executive will be eligible for payment for unused vacation time, unused sick time, incentive compensation and employee benefits as provided for in accordance with the respective plans’ documents and the Company’s policies.

5. Payment on Death.

In the event of the death of the Executive after his retirement pursuant to Section 2(a)(iii) but before payment of the amount provided for in Section 3(a), the Company shall pay the amount provided for in Section 3(a) to the Executive’s surviving spouse. If the Executive is not survived by his spouse then such payment shall be made to the last beneficiary designated by the Executive under the Company’s group life insurance policy maintained by the Company on Executive’s life or such other written designation expressly provided to the Company by the Executive for the purposes hereof, or failing such designations, to any Trustees designated under the Executive’s Last Will and Testament to receive such funds or if no such designation is made then to the Executive’s estate.

6. Non-Disparagement. The Executive shall not disparage the Company or its officers, directors, or employees in any way orally or in writing, and the directors and executive and senior officers of the Company shall likewise not disparage the Executive.

7. Covenants as to Confidential Information and Competitive Conduct. The Executive hereby acknowledges and agrees as follows: this Section 7 is necessary for the protection of the legitimate business interests of the Company; the restrictions contained in this Section 7 with regard to geographical scope, length of term, and types of restricted activities are reasonable; the Executive has received adequate and valuable consideration for entering into this Agreement; and the Executive’s expertise and capabilities are such that his obligations hereunder and the enforcement hereof by injunction or otherwise will not adversely affect the Executive’s ability to earn a livelihood.

(a)  Confidentiality of Information and Nondisclosure. The Executive agrees that the Executive will not, directly or indirectly, without the express written approval of the Company, unless directed by applicable legal authority (including any court of competent jurisdiction, governmental agency having supervisory authority over the business of the Company, or its subsidiaries, or any legislative or administrative body having supervisory authority over the business of the Company or its subsidiaries) having jurisdiction over the Executive, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself, any person, corporation, or other entity other than the Company: (i) any nonpublic information concerning any financial, accounting, and tax matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company, its subsidiaries or affiliated or related parties, (ii) any proprietary management, operational, trade, technical, or other secrets or any other proprietary information or other data of the Company, its subsidiaries or affiliated or related parties, or (iii) any other information related to the Company, its subsidiaries or affiliated or related parties, or which the Executive should reasonably believe will be damaging to the Company, its subsidiaries or affiliated or related parties, which has not been published and is not generally known outside of the Company. The Executive acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of the Company.

(b) Restrictive Covenant. For a period of six months beginning on the date of the Executive’s termination of employment (the “Restrictive Period”), the Executive shall not render, directly or indirectly, services to any person, firm, corporation, association, or other entity which conducts the same or similar business as the Company or its subsidiaries or affiliated or related parties at the date of the Executive’s termination of employment hereunder within the states and territory in which the Company or its subsidiaries or affiliated or related parties is or are then licensed and doing business at the date of the Executive’s termination of employment hereunder without the prior written consent of the Company’s President/CEO, which may not be unreasonably withheld. In the event the Executive violates any of the provisions contained in this Section 7, the Restrictive Period shall be increased by the period of time from the commencement by the Executive of any violation until such violation has been cured to the satisfaction of the Company. The Executive further agrees that at no time during the Restrictive Period will the Executive attempt to directly or indirectly solicit or hire employees of the Company or its subsidiaries or affiliated or related parties or induce any of them to terminate their employment with the Company or its subsidiaries or affiliated or related parties.

(c)  Company Remedies. The Executive acknowledges and agrees that any breach of this Section 7 will result in immediate and irreparable harm to the Company, and that the Company cannot be reasonably or adequately compensated by damages in an action at law. In the event of a breach by the Executive of the provisions of this Section 7, the Company shall be entitled, to the extent permitted by law, immediately to cease to pay or provide the Executive or the Executive’s dependents any compensation or benefit being or to be paid or provided to the Executive pursuant to this Agreement, and also to obtain immediate injunctive relief restraining the Executive from conduct in breach of the covenants contained in this Section 7. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach, including the recovery of damages from the Executive.

8. Breach of Agreement. The Executive agrees that if he violates any of the terms of this Agreement, the Company may pursue whatever rights it has under this Agreement, whether in law or in equity, without affecting the validity and enforceability of the Release contemplated by Section 4 of this Agreement. If the Executive is required to bring any action to enforce rights or to collect moneys due under this Agreement, and Executive is successful, in whole or in part, on the merits or otherwise (including by way of a settlement involving the payment of money by the Company to the Executive), in such action, the Company shall pay reasonable fees and expenses incurred by the Executive in bringing and pursuing such action. Payment is contingent upon Executive providing reasonable substantiating documentation within thirty (30) days of the success on the matter, e.g., date of a court order or date of execution of a settlement agreement. The Company shall make such payments within thirty (30) days after receipt of reasonable substantiating documentation from the Executive.

9. Company Property, Records, Files, and Equipment. The Executive agrees he will return all Company property, records, files, or any other Company-owned equipment in his possession within ten (10) days after the date of Executive’s termination of employment with the Company.

10. Ongoing Cooperation. During the period from the date of the Executive’s termination of employment through the end of the sixth (6th) month after the Executive’s termination of employment, the Executive agrees to use his best efforts to assist, advise, and cooperate with the Company if the Company so requests on issues that arose or were in any way developing during his employment with the Company, subject to Executive’s availability given his employment obligations, if any, and personal obligations at that time. The Executive shall furnish such assistance, advice, or cooperation to the Company as the Company shall reasonably request and as is within the Executive’s reasonable capability. Such assistance, advice, and cooperation may include, but shall not be limited to, the preparation for, or the conduct of, any litigation, investigation, or proceeding involving matters or events which occurred during the Executive’s employment by the Company as to which the Executive’s knowledge or testimony may be important to the Company. In connection with the preparation for, or the conduct of such litigation, investigation, or proceeding as described in the preceding sentence, the Executive shall promptly provide the Company with any records or other materials in his possession that the Company shall request in connection with the defense or prosecution of such litigation, investigation or proceeding. If and to the extent that the Company requests that the Executive attend a meeting, deposition, or trial at any time prior to the end of the sixth (6th) month after the date of the Executive’s termination of employment, the Company shall pay or reimburse the Executive for his travel expenses reasonably incurred in the course of providing such cooperation. The Company shall make such payment or reimbursement within thirty (30) days of receipt of reasonable substantiating documentation from the Executive but in no event later than the end of the calendar year following the year in which such expenses were incurred. The level of services the Executive will perform under this Section 10 shall be no more than 20 percent of the average level of services he performed during the thirty six (36) month period before termination of his employment, and the Company anticipates a level of services significantly below that 20 percent limit.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed in that Commonwealth without regard to its conflicts of laws provisions. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania located in the County of Erie, Pennsylvania, and of the United States for the Western District of Pennsylvania for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby. Any legal action relating to this Agreement shall be brought in the courts of the Commonwealth of Pennsylvania located in the County of Erie, Pennsylvania, and of the United States for the Western District of Pennsylvania, and the parties irrevocably and unconditionally waive and will not plead or claim in any such court that venue is improper or that such litigation has been brought in an inconvenient forum.

12. Waiver. The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by a party hereto.

13. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the Company shall be obligated to require any successor to expressly acknowledge and assume its obligations hereunder. This Agreement shall inure to the benefit of and be enforceable by the Executive or the Executive’s legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Executive may not delegate any of the Executive’s duties, responsibilities, obligations, or positions hereunder to any person and any such purported delegation shall be void and of no force and effect.

14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered or when sent by first-class, certified, or registered mail, postage prepaid, return receipt requested—in the case of the Executive, to his principal residence address, and in the case of the Company, to the address of its principal place of business as set forth above, to the attention of the President/CEO of the Company.

16. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and supersedes any obligations of the Company and the other Releasees, as such term is defined in the Release, under any previous agreements or arrangements (including the Employment Agreement), except as otherwise provided in this Agreement or in the Release. The provisions of this Agreement may not be amended, modified, repealed, waived, extended, or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension, or discharge is sought. This Agreement may be executed in one or more counterparts (including by facsimile signature), all of which shall be considered one and the same instrument, and shall be fully executed when one or more counterparts have been signed by and delivered to each party.

17. Code Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations relating thereto (“Code Section 409A”), or an exemption to Code Section 409A. Payments, rights and benefits may only be made, satisfied or provided under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable, so as not to subject the Executive to the payment of taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in the Executive being subject to payment of additional income taxes or interest under Code Section 409A, the parties agree, to the extent possible, to amend this Agreement to maintain to the maximum extent practicable the original intent of this Agreement while avoiding the application of such taxes or interest under Code Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as defined under Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, as of the date of the Executive’s separation from service, the Executive is a “specified employee” as defined under Code Section 409A, then, except to the extent that this Agreement does not provide for a “deferral of compensation” within the meaning of Code Section 409A of the Code, no payments shall be made and no benefits shall be provided to the Executive during the period beginning on the date of the Executive’s separation from service and ending on the last day of the sixth month after such date. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

18. Headings. The descriptive headings used herein are used for convenience of reference only and shall not constitute a part of this Agreement.

THE EXECUTIVE HEREBY EXPRESSLY WARRANTS AND REPRESENTS THAT, BEFORE ENTERING INTO THIS AGREEMENT, HE HAS RECEIVED A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT, THAT HE HAS FULLY READ, INFORMED HIMSELF OF, AND UNDERSTANDS ALL THE TERMS, CONTENTS, CONDITIONS, AND EFFECTS OF ALL PROVISIONS OF THIS AGREEMENT, AND THAT HE CONSIDERS ALL SUCH PROVISIONS TO BE SATISFACTORY.

THE EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT NO PROMISE OR REPRESENTATION OF ANY KIND HAS BEEN MADE, EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT.

THE EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT HE ENTERS INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the Executive and the Company, by its duly authorized representative, have signed this Agreement as of the date set forth above.

WITNESS:	THE EXECUTIVE:
/s/ James J. Tanous

/s/ Sheila M. Hirsch	JAMES J. TANOUS

THE COMPANY:
ATTEST:	ERIE INDEMNITY COMPANY
/s/ Brian W. Bolash Assistant Secretary	By: /s/ T. W. Cavanaugh — Terrence W. Cavanaugh, the President/CEO of the Company

EXHIBIT 1
Executive’s Waiver and General Release

Effective as of the date hereof, JAMES J. TANOUS (“Executive”), for himself, his heirs, successors and assigns, and in consideration of the payment to be made by Erie Indemnity Company (the “Company”) pursuant to Section 3(a) of the Agreement between the Company and Executive dated as of August 3, 2011 (the “Agreement”), does hereby forever discharge and release the Company, and its shareholders, subsidiaries, affiliated companies, companies with common management, ownership or control, successors, assigns, insurers and reinsurers, attorneys, and agents, and all of their officers, directors, shareholders, employees, agents and representatives, in their official and individual capacities (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, damages, charges, complaints, grievances, expenses, compensation and remedies which the Executive now has or may in the future have on account of, or arising out of, any matter or thing which has happened, developed or occurred prior to Executive’s retirement (collectively “Claims”) including, but not limited to, all Claims arising from the Executive’s employment with the Company or any of its affiliated companies, the termination of such employment, any and all relationships or dealings between the Executive and the Company or any of the other Releasees, the termination of any such relationships and dealings, and any and all other Claims the Executive may have against the Company or any of the other Releasees. The Executive hereby waives any and all such Claims including, but not limited to, all charges or complaints that were or could have been filed with any court, tribunal or governmental agency, and any and all Claims not previously alleged including, but not limited to, any Claims under the following: (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Equal Pay Act of 1963; (iii) the Age Discrimination in Employment Act (ADEA), as amended; (iv) the Federal Employee Retirement Income Security Act of 1974 (ERISA), as amended; (v) the Americans With Disabilities Act (ADA), as amended; (vi) Section 806 of the Sarbanes-Oxley Act of 2002, as amended; (vii) any other federal statutes, rules, regulations, executive orders or guidelines of any description; (viii) any and all state statutes, rules, regulations, executive orders or guidelines of any description under Pennsylvania law, or the law of any other state, including, but not limited to, the Pennsylvania Human Relations Act, as amended; the Pennsylvania Equal Pay Law; the Pennsylvania Wage Payment and Collection Law; (ix) any and all local laws, rules, regulations, executive orders or guidelines of any description including, but not limited to, the Erie County Human Relations Ordinance; and (x) any rule or principle of equity or common law including, but not limited to, any Claim of defamation, conversion, interference with a contract or business relationship, any other intentional or unintentional tort, any Claim of loss of consortium, any Claim of harassment or retaliation, any claim for breach of contract or implied contract, any claim for breach of covenant of good faith and fair dealing, and any whistle-blower Claim. This release, discharge and waiver shall be hereinafter referred to as the “Release.”

The Executive specifically understands and agrees that the termination of his employment does not violate or disregard any oral or written promise or agreement of any nature whatsoever, express or implied. Excepting the Agreement, if any contract or agreement exists concerning the employment of the Executive by the Company or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied, that contract or agreement is hereby terminated and is null and void; provided, however, that nothing in this Release is intended to release any of the Executive’s vested retirement benefits or other vested compensation and benefits arising out of programs in which the Executive participated prior to termination of employment.

The Executive agrees that this Release may be enforced in federal, state or local court and before any federal, state or local administrative agency or body.

The Executive represents and warrants that the Company has encouraged and advised the Executive, prior to signing this Release, to consult with an attorney of the Executive’s choosing concerning all of the terms of this Release.

This Release may be revoked by the Executive within seven (7) days after the date this Release is signed by the Executive, by giving written notice of revocation to the President / CEO of the Company. This Release shall not become effective or enforceable until the revocation period has expired, and the consideration provided in Section 3(a) of the Agreement shall not be made until after the revocation period has expired with no revocation.

The Executive represents and warrants that the Company has given the Executive a reasonable period of time, of at least twenty-one (21) days, for the Executive to consider all the terms of this Release and for the purpose of consulting with an attorney if the Executive so chooses. If this Release has been executed by the Executive prior to the end of the twenty-one (21) day period, the Executive represents that he has freely and willingly elected to do so.

The Executive acknowledges that the Agreement provides him with sums and benefits to which he is not otherwise entitled as an employee of the Company.

In Witness Whereof, the Executive has signed this Release as of the        day of        2013.

EXECUTIVE

JAMES J. TANOUS

Witnessed: